EXHIBIT 99.1

Filed by Capital Bancorp, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Capital Bancorp, Inc.

(Commission File No. 333-141449)

April 20, 2007

Dear Shareholders:

As many of you know, Capital Bancorp, the holding company for Capital Bank & Trust Company, has agreed to a transaction that will allow us to become part of Renasant Corporation, a Tupelo, Mississippi-based bank holding company with offices in Mississippi, Tennessee, and Alabama. This transaction is subject to, among other things, approval by our shareholders and, to the extent it may be required by law, Renasant’s shareholders.

You will receive detailed information of the proposed transaction at a later day; however, I want to highlight a few details:

•	Assuming the merger is approved, Capital shareholders may choose from three options for the payment they will receive for their shares of Capital stock in this transaction:

1. 100% cash*

2. 100% Renasant common stock (ticker: RNST)*

3. 60/40 Renasant common stock and cash*

* (Subject to adjustment – 35%-40% of Capital’s outstanding common stock must be converted to cash and 60-65% of Capital’s outstanding common stock must be converted to Renasant common stock in the merger)

•	$38/share for the cash portion of the merger consideration (subject to certain limitations on the total cash paid in the transaction as summarized above)

•	Cash consideration reflects 37 x earnings and 4.4 x book based on our December 31, 2006 consolidated financials

•	Exchange ratio of 1.2306 shares of Renasant common stock for each share of Capital common stock for the stock portion of the merger consideration, subject to adjustment as described above

•	Price protection for Capital shareholders:

1. Cash consideration is fixed at $38/share

2. “Double trigger” protection – if Renasant’s stock price drops by more than 15% and the decline in Renasant’s stock price exceeds by 15% the decline in the NASDAQ Bank Index, all as measured as of a date and over a period prescribed in the merger agreement, Capital may terminate the transaction unless Renasant adjusts the 1.2306 exchange ratio to reach the 15% level

Based upon the attractiveness of this offer and the fine reputation of Renasant, a 100+ year-old bank, our Board of Directors believe this merger is the right way to maximize our shareholders’ return on their investment.

Why Renasant? It’s simple: this $2.5 billion community bank, with a rich history of dividends, shares our core values on service. We believe that by combining our resources, we offer the best opportunity for our respective shareholders to maximize their return on their investment.

You will be receiving a combined proxy statement/prospectus containing complete details explaining the transaction, which is currently scheduled to close in the third quarter of 2007. Shortly before the closing of the transaction, you will have an opportunity to vote at our shareholders’ meeting in person or by proxy and to select your preferred distribution of cash and/or Renasant common stock in exchange for your Capital stock.

Thank you for your continued support. We are excited as we start this new chapter and expand our franchise throughout Nashville and Tennessee.

Best personal regards,

R. Rick Hart

Chairman, CEO, & President

Capital Bank & Trust

1820 West End Avenue

Nashville, TN 37203

The description of the transaction set forth above is merely a summary and does not contain all material terms of the transaction. Renasant has filed a Registration Statement on Form S-4 (Regis. No. 333- 141449) with the Securities and Exchange Commission (the “SEC”) containing a preliminary proxy statement/prospectus relating to the transaction. After the SEC has declared the Registration Statement effective, the proxy statement/prospectus will be mailed to the shareholders of Capital and, if required by applicable laws or regulations, to the shareholders of Renasant. YOU ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT, CAPITAL AND THE PROPOSED MERGER.

Capital and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Capital’s shareholders. If approval by Renasant’s shareholders is required, Renasant and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Renasant’s shareholders. Information about Capital, Renasant and their respective directors and executive officers and their ownership of Capital or Renasant common stock, as applicable, will be set forth or incorporated by reference in the definitive proxy statement/prospectus for the merger when it becomes available. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Renasant or Capital with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Renasant by directing a written request to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38802 Attention: Investor Relations, and free copies of the documents filed with the SEC by Capital by directing a written request to Capital Bancorp, Inc., 1816 Hayes Street, Nashville, Tennessee 37203.